CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. SECURES BRIDGE FUNDING

Palatine, IL, November 30, 2006: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced it has secured gross proceeds of $534,000 and a commitment for additional funding of up to $1.466 million under a term loan agreement (the “November Bridge Loan”) with Essex Woodlands Health Ventures V, L.P., Care Capital Investments II, L.P., Care Capital Offshore Investments II, L.P., Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. The November Bridge Loan bears an annual interest rate of 10%, is secured by a lien on all assets of the Company and its subsidiary, matures on March 31, 2007 and is senior to all other Company debt. Coincident with the November Bridge Loan, all prior bridge loans to the Company were amended (the "Bridge Loan Amendment") to extend the maturity date to March 31, 2007 and to accept in satisfaction of the interest payments due under all bridge loans, including the November Bridge Loan, a number of shares of Common Stock of the Company based on the average of the closing bid and asked prices of the Common Stock for the five trading days immediately preceding the interest payment date. Including the $534,000 secured today, the Company has a total of $7.278 million in bridge loans outstanding and due on March 31, 2007.

In addition, the Company, pursuant to the Bridge Loan Amendment, has granted the bridge lenders the right to convert the bridge loans, including any financing secured in connection with the November Bridge Loan, (collectively the “Bridge Loan Financing”) into the Company’s common stock upon the occurrence of any one of certain “Triggering Events”. These Triggering Events include; (i) the completion of a third-party equity financing providing gross proceeds to the Company in the aggregate amount of at least $8.0 million (a “Third Party Equity Financing”); (ii) a change of control transaction or (iii) upon the maturity date of the Bridge Loan Financing. Upon the occurrence of a Triggering Event, the bridge lenders may convert any financing secured by the Company under the November Bridge Loan into the Company’s common stock at a conversion price equal to $0.44 per share although this price is subject to downward adjustment depending upon the terms of any Third Party Equity Financing or change of control transaction, or the trading price of the Company’s common stock at the public announcement of the Third Party Equity Financing or the maturity date of the Bridge Loan Financing, as applicable. In addition, upon a Triggering Event, the bridge lenders may convert the balance of the Bridge Loan Financing into the Company's common stock with $2.55 million convertible at $0.20 per share, $2.3 million convertible at $0.225 per share and $1.894 million convertible at $0.25 per share. The Company will utilize the net proceeds from the November Bridge Loan to continue funding product development and licensing activities relating to OxyADF Tablets and other product candidates utilizing its Aversion® Technology.

Cash Reserves Update

The Company estimates that its current cash reserves, including the net proceeds from the November Bridge Loan, will fund product development and licensing activities through mid-February, 2007. To continue operating thereafter, the Company must raise additional financing or enter into appropriate collaboration agreements with third parties providing for cash payments to the Company. No assurance can be given that the Company will be successful in obtaining any such financing or in securing collaborative agreements with third parties on acceptable terms, if at all, or if secured, that such financing or collaborative agreements will provide for payments to the Company sufficient to continue funding operations. In the absence of such financing or third-party collaborative agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc., together with its subsidiary, is a specialty pharmaceutical company engaged in research, development and manufacture of innovative abuse deterrent, abuse resistant and tamper resistant formulations ("Aversion® Technology") intended for use in orally administered opioid-containing pharmaceutical products.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund continued product development and operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.